Exhibit 99.2

YANDEX N.V.

NOTICE OF OPTION GRANT

Pursuant to the Yandex N.V. Amended and Restated 2007 Share Option Plan

This Notice of Option Grant evidences the grant by Yandex N.V. (the “Company”) of a share option (the “Option”) to the person listed below (the “Optionee”) pursuant to the Company’s Amended and Restated 2007 Share Option Plan (the “Plan”), a copy of which is attached as Annex A.  Terms defined in the Plan shall have the same defined meanings herein.  The Option shall be subject to the terms and conditions of the Plan and this Notice of Option Grant.  Subject to such terms, this Option may be exercised by delivery of a completed Notice of Option Exercise substantially in the form of Annex B and a Deed of Adherence substantially in the form of Annex C.

The terms of your Option are as follows:

Name of Optionee:

Total Number of Option Shares (subject to adjustment in accordance with the Plan):

Exercise Price per Share (subject to adjustment in accordance with the Plan):

Grant Date:

Expiration Date:

Vesting Schedule:	Date	Number of Shares That Vest

	•, 2008 [calendar month end following first anniversary]		•

	The last day of each full third calendar month after •, 2008 through •, 2011		•

[Any other variations from the terms of the Plan to be set out here:]

The Optionee and the Company have executed this Notice of Option Grant as of •, 200  :

OPTIONEE	YANDEX N.V.

By:
[NAME]	Title:

2

ANNEX A

AMENDED AND RESTATED 2007 SHARE OPTION PLAN

ANNEX B

NOTICE OF OPTION EXERCISE

Date:

Yandex N.V.

c/o Yandex LLC

1, building 21, Samokatnaya St.

Moscow 111033

Russia

Attention:  Finance Director

Dear Sir or Madam:

I am the holder of an Option granted to me under the Yandex N.V. (the “Company”) Amended and Restated 2007 Share Option Plan on [DATE OF GRANT] for the purchase of [TOTAL NUMBER OF SHARES SUBJECT TO OPTION] Class A shares of the Company at a purchase price of [OPTION EXERCISE PRICE] per share.

I hereby exercise my option to purchase [NUMBER OF SHARES TO BE PURCHASED] Class A shares (the “Option Shares”), for which I [have enclosed [CASH/PERSONAL CHECK/WIRE TRANSFER] in the amount of [TOTAL PRICE PAID FOR OPTION SHARES EXERCISED]] [OR] [deliver together with this Notice of Option Exercise an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding].  [Please use the following details in a draft notarial deed of share issuance:]

Name(s):

Address:

[Attached please find a Deed of Adherence to the Shareholders’ Agreement of the Company, duly executed by me.]

Very truly yours,

(Signature)